Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and the related prospectuses of Washington Prime Group Inc. for the registration of common stock, preferred stock, warrants, depository shares, and rights; and for Washington Prime Group, L.P. for the registration of debt securities and to the incorporation by reference therein of our reports dated February 22, 2018, with respect to the consolidated financial statements and schedule of Washington Prime Group Inc., and the effectiveness of internal control over financial reporting of Washington Prime Group Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission. We also consent to the incorporation by reference therein of our reports dated February 22, 2018, with respect to the consolidated financial statements and schedule of Washington Prime Group, L.P., and the effectiveness of internal control over financial reporting of Washington Prime Group, L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana

April 2, 2018